EXHIBIT 99.1
September 25, 2002

This document expresses El Paso's opinions with respect to Judge
Wagner's Decision.

I.   DECISION FINDINGS

1) Judge Wagner reaffirms the finding that El Paso Merchant did not exercise market power and recommends that the complaint against El Paso Merchant be dismissed.

2) Notwithstanding a record demonstrating that the pipeline was operated in a manner to maximize the flow of gas, the judge concludes that El Paso Natural Gas Pipeline Company (EPNG) withheld capacity in violation of its certificate obligation (because it did not operate at the Maximum Allowable Operating Pressure (MAOP) and because it undertook maintenance).

3) The judge made this finding despite the fact that as recently as September 20 of this year, FERC issued an order that accepted EPNG's capacity figures. In presenting its capacity figures to the FERC (which were the same figures presented to Judge Wagner) EPNG was clear that it could not
     operate its system at MAOP on a sustainable basis.    In
     that order, the Commission determined that reductions in service (including the period examined by Judge Wagner) were "not caused...by El Paso Natural Gas Pipeline."

4) Interstate Pipelines can rarely operate at MAOP on a sustained basis. In fact, during the relevant period EPNG was subject to a Corrective Action Order (CAO) issued by the Office of Pipeline Safety following the August 2000 rupture on the EPNG system. This CAO prohibited El Paso from operating at MAOP on El Paso's southern system. That CAO is still in effect today.


II.  THE DECISION WILL BE CHALLENGED BEFORE THE FULL
     COMMISSION, AND IF NECESSARY, BEFORE THE DC CIRCUIT - WE ARE
     RIGHT ON THE LAW AND FACTS

1) The judge's decision is based on the faulty assumption that unless a pipeline runs at its certificated capacity (MAOP) each and every day of the year it is in violation of its certificate. That is not the law and the Judge does not cite any precedent for that position. His position conflicts with the realities of pipeline operations -- pipelines can rarely operate at MAOP on a sustainable basis. Among other things, the Judge's decision completely ignored:

     * Internal, contemporaneous EPNG memos showing that EPNG operated its system with the intent of maximizing the amount of capacity it made available, consistent with operating a safe and reliable system;
     * Evidence showing that EPNG fully utilized its compression at Pecos and other key stations to the maximum extent possible when needed to meet demand;
    * The fact that EPNG transported record throughput on its Northern mainlines during the relevant period;
    *  The fact that EPNG made repeated offers to essentially
       "loan" additional gas to California during the relevant period but these offers were often rejected;
    * Commission precedent finding that, at significant constraint points, California lacked sufficient pipeline infrastructure to receive additional gas from EPNG during the relevant period;
    * Precedent holding that the FERC should not second guess reasonable pipeline operating decisions;
    * Precedent showing that pipelines often do not operate at MAOP - thus, the maximum "allowable" operating pressure is not the maximum "required" operating pressure; and
    * Evidence showing that EPNG scheduled gas supplies in accordance with standards approved by the FERC and the Gas Industry Standards Board.

2) There is no evidence in the record - and, importantly, the Judge cited none - that there was any intent by the pipeline to withhold capacity to increase natural gas prices in California. Such a finding would be critical to any finding that the pipeline should be sanctioned.

3) The Judge applied the wrong legal standard in the case. He concluded that the pipeline should have operated at a higher operating pressure and undertaken maintenance at different times than it did. But this after the fact analysis is not the test - the test to be applied is whether the pipeline acted prudently and made reasonable operating decisions at the time those decisions were made.

4) Judge Wagner's decision and the underlying record contains nothing to support a conclusion that EPNG's inability to continuously operate at MAOP was the root cause of the
     increase in California electricity prices.   Nor does it
     support the quantification and award of any damages such as those alleged by the California litigants.

5) The decision ignores studies conducted by the FERC Staff, General Accounting Office, FERC, Congressional Budget Office and the California Energy Commission which strongly support the view that the California energy prices in 2000-2001 were heavily influenced by an unusual convergence of factors that were beyond EPNG's control including the following:

     * A sharp increase in electricity demand, particularly in demand for natural gas by gas-fired electric generators.
     *  Extreme weather conditions.
     * Drought in the Pacific Northwest resulting in low levels of hydroelectric generation.
     * Substantial economic growth resulting in increases in consumption.
     * Inadequate pipeline infrastructure within the state of California.
     *  A poorly designed California electric market.


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This email and/or fax includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The
Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the Company and its affiliates are located; the uncertainties associated with governmental
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appeals from regulatory proceedings and any related litigation;
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realize anticipated synergies and cost savings associated with mergers and acquisitions or restructurings on a timely basis; difficulty in integration of the operations of previously acquired
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Sheet Enhancement Program and the Strategic Repositioning Plan;
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